EXHIBIT 5.1





                                  May 24, 1994



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 25049

       Re:  American Express Incentive Savings Plan

Dear Commissioners:

         I am Executive Vice President and General Counsel of American Express Company (the "Company"), and I have represented the Company in connection with the preparation of the Registration Statement on Form S-8 of the Company (the "Registration Statement") relating to the registration of (1) 5,000,000 Common Shares, par value $.60 per share ("Common Shares"), of the Company which may be issued under the American Express Incentive Savings Plan (the "Plan") and (2) an indeterminate amount of interests in the Plan.

         I or members of my staff have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company, the Plan and such other corporate documents and records as I have deemed necessary in order to render the opinion set forth below.

         I note that under the terms of the Plan contributions to the Plan may be made in the form of cash and/or directly in Common Shares and the trustee of the trust funds associated with the Plan may in certain circumstances purchase Common Shares with cash contributions. Such Common Shares contributed to the Plan or purchased by the trustee may be obtained (1) directly from the Company in the form of authorized but unissued shares ("Newly-Issued Shares"), (2) directly from the Company in the form of treasury shares or (3) in the open market.


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Securities and Exchange Commission
May 24, 1994
Page Two



         Based upon the foregoing, and subject to the qualification that I am admitted to the practice of law in the State of New York only and do not purport to be expert in the laws of any jurisdiction other than the State of New York and the United States, I am of the opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the State of New York.

         2. Newly-Issued Shares, when contributed to the Plan directly or purchased by the trustee of the trust funds associated with the Plan, in each case in accordance with the terms of the Plan, will be duly and validly issued, fully paid and, subject to Section 630 of the New York Business Corporation Law, non-assessable. Interests in the Plan, when issued in accordance with the terms of the Plan, will be duly authorized and validly issued.

         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me in Item 5 of the Registration Statement.

                                 Very truly yours,




                                 /s/ Louise M. Parent
                                 ----------------------------
                                 Louise M. Parent
                                 Executive Vice President
                                 and General Counsel
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